Exhibit 99.3
[LETTERHEAD OF EVERCORE GROUP L.L.C.]
The Board of Directors
Wyeth
Five Giralda Farms
Madison, New Jersey 07940
Members of the Board of Directors:
     We hereby consent to the inclusion of our opinion letter, dated January 25, 2009, to the Board of Directors of Wyeth as Annex C to, and reference thereto under the captions “Chapter One — The Merger — Summary — Opinions of Wyeth’s Financial Advisors” and “Chapter One — The Merger — Proposal 1: The Merger — Opinions of Wyeth’s Financial Advisors — Opinion of Evercore Group L.L.C.” in, the proxy statement/prospectus relating to the proposed merger involving Wyeth and Pfizer Inc. (“Pfizer”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Pfizer. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ EVERCORE GROUP L.L.C. EVERCORE GROUP L.L.C.

March 27, 2009